Exhibit 99.2

Duos Technologies Group, Inc.

Third Quarter 2024 Earnings Call

November 20, 2024

Presenters

Chuck Ferry - Chief Executive Officer
Adrian Goldfarb - Chief Financial Officer

Q&A Participants

Mike Latimore - Northland Capital Markets
Ed Woo - Ascendiant Capital Markets
Nicoli Selcov - La Chupacabra Inc.

Dan Weston - WestCap Management

Operator

Good afternoon. Welcome to Duos Technologies' Third Quarter 2024 Earnings Conference Call. Joining us for today's call are Duos' CEO, Chuck Ferry, and CFO, Adrian Goldfarb. Following their remarks, we will open the call for questions. Then, before we conclude today's call, I'll provide the necessary cautions regarding the forward-looking statements made by management during this call.

Now, I'd like to turn the call over to Duos CEO, Chuck Ferry. Thank you. You may begin.

Chuck Ferry

Welcome, everyone, and thank you for joining us. Yesterday, we issued our earnings press release and our 10-Q for the third quarter. This morning, we released news concerning the signing of an agreement for our newly formed Duos Energy Corporation. And just prior to this call, we have filed an 8-K covering this matter. This recent material event and the expected material impact on our financial performance in the coming years are a milestone achievement for Duos. Copies are available on the Investor Relations section of our website. I encourage all listeners to view the press releases, 10-Q and 8-K filings with the SEC to better understand some of the details we'll be discussing during today's call.

We have previously discussed our strategy to diversify our business and accelerate the timeline of profitability. Today, I am pleased to discuss several recent developments that will enable the company to achieve this objective in 2025.

As you know, we incorporated Duos Energy some weeks ago, given the increasing demand for power, driven by the data center industry. As a reminder, many members of the Duos management team and I have experience -- have significant experience in the power sector. With this, I am pleased to announce that we have signed a two-year asset management agreement worth an estimated $42 million over the next two years to manage 850 megawatts of power generation assets. You may have already seen the press release, and we'll talk more about this opportunity after the financial presentation.

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We have expanded our investment into our Duos Edge AI subsidiary with the addition of three new Edge Data Centers for a total of six now ready for immediate deployment. Operationally, the first Edge Data Center is being installed in support of our Texas Region 16 School District customer located in Amarillo, Texas. We have already identified the locations and customers for the remaining five Edge Data Centers that are scheduled for deployment through Q4 and into Q1 of next year. The commercial demand for these Edge Data Centers, which provide colocation services to underserved areas, is considerable.

We are making steady progress with our Railcar Inspection Portal business to include ongoing installation projects with Amtrak and the planning for a new Railcar Inspection Portal installation at a large chemical manufacturer. As I've reported earlier, we now have an important agreement and partnership in place with one of our long-term Class I railroad customers, currently the largest user of our wayside technology. The new agreement allows us to add subscribers to seven of our 13 portals, along with an eighth portal owned by a different customer.

We'll discuss each line of business in more detail after the financial review, so at this time, I will turn it over to Adrian to cover our financial results.

Adrian Goldfarb

Thanks, Chuck. With today's announcement of the asset management agreement, my introductory remarks will focus on the expected impact of the recent expansions of the Duos business.

From an historical perspective, the company has excelled in producing leading-edge technology, and we will continue to invest in research and development for technologies that can enhance the analysis of moving vehicles, including trains as well as trucks and buses and ultimately aviation assets. In the past four years, we have made investments in our delivery and operations capabilities to match the advanced nature of our technologies. We have built a team of professionals that have taken our core competencies and paved the way for the expansion of the markets we serve, ultimately leading to the growth in revenues and soon profitability to reward our loyal shareholders.

Our three divisions, while seemingly serving disparate markets, are in fact quite closely related. For example, the Duos Edge AI business with its Edge Data Center concept serving rural communities, is an outgrowth of the EDCs we supply with our Railcar Inspection Portals where they operate in remote and often challenging environments. And the EDC business often works in areas where power can be a challenge. Hence, all three business units are expected to provide complementary benefits and further enhance the business.

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Before I get to the results, I would like to note that, although we will not provide formal guidance today, our expectation is to issue such guidance near the end of the year. I can say that Q4 will be a transition period as the various businesses prepare for material operations in 2025 and that, while some variability can be expected, we believe that our quarterly financial results will become much more predictable going forward.

And with that, let me discuss Q3 and the first nine months. During the third quarter, total revenue for the quarter increased 112% to $3.24 million compared to $1.53 million in the third quarter of 2023. Total revenue for Q3 2024 represents an aggregate of approximately $1.69 million of technology systems revenue and more than $1.55 million in recurring services and consulting revenue, representing an 88% increase quarter-over-quarter in this important metric, which continues to grow. The increase in overall revenues is primarily attributed to a $1.4 million contract modification associated with our two high-speed Railcar Inspection Portals project, which was awarded and largely recognized as revenue during Q3 2024. The increase in recurring services and consulting revenue is the result of new AI and subscription customers that were not present in the same quarter last year as well as increases in service contract revenue due to higher service contract prices. Company also generated $505,982 in services and consulting revenue from power consulting work, which was new to this quarter.

For the nine months ended 2024, total revenue decreased slightly to $5.82 million from $5.95 million in the same period last year. Total revenue for the nine months of 2024 represents an aggregate of approximately $2.22 million of technology systems revenue and approximately $3.6 million in recurring services and consulting revenue, which is also an increase in recurring revenues of 42% comparing to the equivalent periods.

Cost of revenues for Q3 2024 increased 78% to $2.32 million compared to $1.3 million for Q3 2023. The increase in cost of revenues was driven by $548,000 of amortization expenses recorded in 2024 to offset site revenue related to a non-monetary transaction for the new services and data agreement signed during the second quarter of 2024. The $505,982 in services and consulting revenue from power consulting work, which was provided at cost, further increased the cost of revenue for services and consulting, which was also not present in the corresponding period of 2023.

Gross margin for Q3 2024 increased 306% to $919,000 compared to $226,000 for Q3 2023. The increase in margin was primarily due to the award of a change order associated with our two high-speed transit-focused Railcar Inspection Portals that was substantially recognized in Q3 2024. This was offset by a $505,982 in services and consulting revenue from power consulting work, which had a one-time dilutive effect on gross margin. These same project revenues and subsequent margin impacts were absent during the third quarter of 2023.

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Operating expenses for Q3 2024 decreased 11% to $2.84 million compared to $3.2 million for Q3 2023. The decrease in expenses is attributed to reductions in development and administrative costs due to the completion of certain activities and the impact of previously implemented cost reductions. Stable operating expenses are expected for the remainder of 2024, while we continue to focus on further efficiencies to support anticipated revenue growth. The decrease in operating expenses is slightly offset by additional investments in sales resources for expansion of the commercial team that was made in the latter half of 2023 and in the first half of 2024. The company implemented a 5% reduction in staff in early Q3 2024. Beginning in late Q3 2024, the company allocated personnel costs typically recorded under operating expenses to costs of revenue associated with power consulting efforts, allowing the company to recover costs that it would not have otherwise and effectively providing contribution margin on part of the initial power consulting revenues.

Net operating loss for Q3 2024 totaled $1.92 million compared to a net operating loss of $2.97 million for Q3 2023. Operating losses were thus more than $1 million lower than the comparative quarter of a year ago. The decrease in loss from operations was primarily the result of high revenues recorded in the quarter related to the two high-speed RIPs for a passenger transit client, accompanied by a planned reduction in expenses, which resulted in an overall decrease in operating loss compared to the same quarter in 2023.

Net loss for Q3 2024 totaled $1.4 million compared to a net loss of $2.95 million for Q3 2023. The $1.5 million decrease in net loss represents a 53% reduction, which was mostly attributed to the increase in revenues as described above, a one-time gain from a fair value adjustment and the extinguishment of warrant liabilities as well as remaining successful in driving down operating costs.

For the nine months ended 2024, net loss totaled $7.36 million or a loss of $0.98 per share compared to a net loss of $8.08 million or a loss of $1.12 per share in the same period last year. The decrease in net loss was primarily the result of planned decreases in operating expenses as previously noted above, which offset the impact of slightly lower revenues in the equivalent period.

With regard to the balance sheet, at September 30, 2024, cash and cash equivalents was approximately $646,000 compared to $2.44 million at December 31, 2023. In addition, the company had over $2.21 million in receivables and contract assets for a total of approximately $2.86 million in cash and expected short-term liquidity. Duos also has more than $1 million in inventory as of September 30, 2024, consisting primarily of long lead items for future RIP installations that are expected to be deployed this year and 2025. My overall comment on the balance sheet is that it remains stable in anticipation of the expected growth in the business next year.

Turning to the backlog, at the end of the third quarter, the company's contracts in backlog and near-term renewals and extensions are now more than $18.8 million in revenue, of which approximately at least $1.6 million is expected to be recognized during the remainder of 2024. The balance of contract backlog is comprised of multi-year service and software agreements as well as project and consulting revenues. It should be noted that $10 million of the revenue in backlog is for data access to support the new subscription business and is accounted for as a non-monetary exchange that resulted from an amendment to a Master Material and Service Purchase Agreement with a Class 1 railroad.

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The agreement gives Duos the rights to use and resell all data acquired by seven portals owned by the Class 1 railroad. The initial decrease in cash receivables is expected to be offset from revenues for data subscriptions to owners and lessors of railcar assets for the provision of mechanical and safety data and longer-term provide an expected growing, high-margin, revenue stream from subscribers.

Duos anticipates an improvement in operating results to be reflected over the next 12 months as a result of the new initiatives described in this release, and the company will provide further updates as they become available.

This concludes my financial commentary, and I will now pass the call back to Chuck.

Chuck Ferry

Thank you, Adrian. Let's talk first about our Duos Energy Asset Management Agreement. I had previously spoken about the power industry experience that the Duos team and I have from our time with APR Energy. From 2016 to 2020, about 15 members of my current Duos team and I installed and operated more than 1 gigawatt of power. With our entry into the data center space earlier this year, the management team and I quickly determined that power and the increasing demand for data center computing, both cloud and edge, are linked.

About three months ago, we became aware that APR Energy's parent company, Atlas Corporation, wanted to exit the power business. With this opportunity in mind, we formed a partnership with Fortress Investment Group, who will acquire the assets that will then be managed by Duos. I don't want to get too far into the details of the deal, given that the transaction will close upon the completion of customary closing conditions and regulatory approval, which we should expect in the coming 30 to 60 days. I will say that I've thoroughly enjoyed working with the Fortress team and our collective financial and legal advisors as well as the APR and Atlas team in putting the deal together.

So, what does this mean for Duos? First, it entails managing all aspects of 850 megawatts of power, consisting of 30 gas mobile turbines, which includes 20 General Electric TM2500s and 10 Pratt & Whitney FT8 MOBILEPACs. These generators can run on either diesel fuel or natural gas, producing anywhere from 20 to 35 megawatts each, depending on the model. We will also manage an extensive inventory of balance of plant, which is the connective tissue needed to build a power plant. This includes transformers, fuel and water forwarding and filtration equipment, switchgear, auxiliary black start generators and other key power plant equipment. Since this is the same equipment that was managed by my team and I a few years ago, we have significant experience in all aspects of commercial deal development, engineering, design, installation, operation and maintenance.

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Right now, if you want this kind of power, you will likely wait 24 months or more for the local utility or new equipment from an OEM to be ready to provide it. Our equipment and our team are ready immediately after closing, and we have experience building fast power plants in 30 days or less when required.

The second positive impact for Duos is our commercial pipeline. Currently, we have over 35 power opportunities, of which 30 are data center developers and five are international opportunities. I've never seen so much demand for these assets. What we didn't expect during our pre-deal commercial work was, to find power opportunities, it has also opened more opportunities for Edge Data Center line of business, and our pipeline for that line of business has grown dramatically in just the last three months.

The third positive impact for Duos is financial. Again, we reported earlier today that the estimated value of the management contract is $42 million of revenue over two years. These revenues, along with the backlog we already have and expected growth with our Edge Data Center business and Railcar Inspection Portal business in the coming year allow me to confidently say we will become profitable in 2025.

I know there will be lots of questions around this opportunity, but we want to be cautious in how much information we release during the closing period and the regulatory review.

Let's talk about our Edge Data Center business. Duos Edge AI was incorporated this last summer, and already, we have six Edge Data Centers ready for immediate deployment where we will own, install, operate and maintain these colocation Edge Data Centers. As I mentioned earlier, we have a team on the ground right now installing the first Edge Data Center in support of our Texas Region 16 School District customer located in Amarillo, Texas. The next two Edge Data Centers will be deployed by year-end into the City of Pampa, Texas. We have already identified the locations and customers for the remaining Edge Data Centers, also primarily in Texas, with scheduled deployments through Q1 of next year. The commercial demand for these Edge Data Centers, which provides colocation services to underserved areas, is overwhelming.

Our pipeline has grown significantly in the last few months and in some cases includes a requirement for behind the meter power solutions similar to the larger cloud data centers. Our plan is to have at least 15 Edge Data Centers deployed by the end of 2025, but Doug Recker and I are exploring options to accelerate that.

I also wanted to mention our strategic partnership with Accu-Tech, who is one of the largest distributors of infrastructure to the data center market. This partnership has been key to accessing the Edge Data Center manufacturing capability and supporting the equipment necessary to operate and maintain them. We have also continued our strategic partnership with FiberLight and other carriers to bring lower data latency and more robust networks into these underserved markets.

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Now let's talk about our Railcar Inspection Portal business. We are making steady progress on our project with Amtrak. As I have previously reported, we have incurred delays out of our control with this installation, which have impacted us financially in previous quarters. However, we do continue to add financial value to this contract, and we are in discussions for additional portals in the future. We did recently install a large Edge Data Center into the Secaucus construction site, which you will see if you were traveling on the Northeast Corridor passenger rail line. We are also planning for the deployment of a new portal at a large chemical manufacturing plant also located in Texas.

Here's an update on our subscription offering. Late last year, Duos and Amtrak began a pilot program to test the subscription concept. At three of our portal locations, Amtrak's long distance passenger trains are scanned, and the machine vision images are sent in real-time to Amtrak mechanical inspectors who have used the data with excellent results during the testing period. In partnership with Canadian National, Duos now offers shippers and car owners that transit the CN network the opportunity to subscribe to our cutting-edge machine vision data safety. This safety information can be used in various ways to include predictive maintenance, trend analytics and overall fleet health and maintenance. The intent is to have better maintained railcars that make the network safer and more productive for everyone. We are getting significant interest now with this offering, especially with several large chemical producers and shippers.

With the diversification and expected expansion of the business, I have taken several steps over the last few months to adjust the organization of the company to accommodate and properly manage these three lines of business. First, we have appointed Chris King, previously the Chief Commercial Officer, to be our Chief Operating Officer at the group level. Let me just make that correction. First, we have nominated Chris King, previously the Chief Commercial Officer to be our Chief Operating Officer at the group level, and we expect him to take that position here very shortly. Jeff Necciai, our CTO, has assumed a broader leadership role to lead our Railcar Inspection Portal line of business. Doug Recker continues to be the President and lead for our Edge Data Center business, but in the last few months, we have expanded his role to be the Chief Commercial Officer at the group level. We have reorganized the staff where some of the employees are assigned into the business units permanently, but others fall into a shared services organization supervised by Chris King, Chief Operating Officer, and Adrian Goldfarb, Chief Financial Officer. This allows us to support the three different lines of business in a cross functional manner.

Again, the strength of Duos is our management team and our employees. As we grow, it allows me to offer more responsibility and professional opportunities to high potential leaders and employees. Building and growing highly effective teams is what I've always loved to do when serving in the Army and now in my civilian business career.

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As always, I want to thank our business partners, our Board of Directors and our shareholders for their continued support. The outlook for Duos looks very promising right now, and I'm excited to be able to lead it.

Thank you for listening. And we'll now open the call for your questions. Operator, please provide the appropriate instructions.

Operator

Great. Thank you. We'll now be conducting a question-and-answer session. If you'd like to ask a question, please press star, one on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press star, to remove yourself from the queue. For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star keys. One moment please while we poll for questions.

Our first question here is from Mike Latimore from Northland Capital Markets. Please go ahead.

Mike Latimore

Yeah. Great. Thanks. Yeah, congrats on all the recent developments here. It looks great. So, just starting with the energy business, I guess, Chuck, did you say that the assets that you will be deploying and managing are the same ones you used to work with at APR?

Chuck Ferry

Yeah, that's exactly correct, yeah. So, I was the CEO for APR Energy, also based here out of Jacksonville, by the way, between 2016 to 2020. And a lot of the folks that served with me at that company have joined me over the last few years here at Duos. So -- yeah, so these are the exact same assets. We're very, very familiar with them, and I think we'll be off to a fast start in terms of managing them.

Mike Latimore

Great. And then, on the $42 million, I guess that's revenue over two years. And just to be clear, is that guaranteed revenue? And also, does that build over time as you deploy these turbines, or is there some kind of sort of normalized quarterly run rate?

Chuck Ferry

Yeah, I would probably characterize that as it's the estimated revenues that we have developed from our financial models in coordination with Fortress Investment Group. Again, those revenues aren't guaranteed. They're estimated based on the business plan that we've developed jointly with Fortress Investment Group.

Mike Latimore

Okay. So, it would build over time as you deploy these systems, basically?

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Chuck Ferry

Yeah. I think after the closing, it'll probably build up over the first part of 2025, and then it will probably level out a little bit as we go through. That being said, depending on the pace of deploying the assets, if it goes very, very fast, and it might, those revenues could potentially go higher. But again, what we've done is we've taken and built a conservative business plan and model that we work together with Fortress Investment Group jointly, and so that's where those numbers are derived from.

Mike Latimore

Yeah. And it's a two-year deal, but I'm guessing that customers will need power beyond two years.

Chuck Ferry

That's absolutely correct. Yeah, we're -- again, we have a very robust pipeline. We've been -- during the last 90 days or so, we've been very active commercially developing deals as part of putting this together. There are a lot of customers particularly in the data center space that want power at least three years. Some of them are calling for five years. So this is a new kind of thing for the data center space, this behind the meter concept. But it's -- obviously, all the analysts like yourself have seen a lot of discussion about it and understand that it's going to be in high demand for the next several years at the moment.

Mike Latimore

Great. And then just last one on the data center business - I think you said that there's $3.3 million of recurring revenue in '25 tied to the six you currently have, is that right?

Chuck Ferry

That's -- well, it starts with the six. So, what it really means is that we have a business plan similar to the energy business to deploy 15 Edge Data Centers that'll be put in incrementally starting now all the way through the end of 2025. So that $3.3 million really represents kind of an incremental build up to that 15 by the end of the year. And Adrian is going to keep me straight. Did I get that correct?

Adrian Goldfarb

That's absolutely correct.

Chuck Ferry

Okay. Thank you, sir.

Mike Latimore

Got it. That makes sense. Great. All right, awesome. Well, best of luck. Looks great.

Chuck Ferry

All right. Thanks so much, Mike.

Operator

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Our next question is from Ed Woo from Ascendiant Capital Markets. Please go ahead.

Ed Woo

Yeah, congratulations on all the progress. My question is, as you guys move into the power business and the data center business, who are your competitors? And have you seen a big change in the competitive landscape recently?

Chuck Ferry

Yeah. Well, let's talk about the Edge Data Center business first. Look, there are certainly competitors out there. One potential competitor but also potential partner for us is Ubiquiti Edge business. That's the business that Doug Recker sold his EdgePresence business to. But to be honest, right now, we've actually been working in partnership with Ubiquiti. At this point, right now, the demand for the Edge Data Centers is so high that there's enough work share for everybody. And we just really haven't seen any direct head-to-head competition as of yet. I think we should expect that we will see some, but at this moment, there's not too many folks out there doing this in a similar way that we're doing it where we're basically owning, installing and operating those Edge Data Centers at this moment.

On the power side, that's a much more competitive space. Typically, we think of competitors in that space as the larger OEMs, such as like General Electric, Siemens, Caterpillar, Cummins and others. These obviously are the manufacturers of the generation equipment itself. And then, there's smaller companies that also kind of participate in the temporary power or power rental business. I won't go into those details right now, but we're very, very familiar with all of them. The challenge for everybody in that space right now is the availability of equipment.

So, if you want to get -- if you want to put a behind the meter solution in let's say to a new data center project, you're probably going to get into a waiting line that's going to be at least 24 months long, potentially longer. If you're going to try to have a utility cover down on let's say 200 to 300 megawatts, some of the utilities have a similar challenge where they can't -- they're not going to be able to put in new equipment for 24 or 36 months and/or the transmission and distribution infrastructure to be able to deliver that power to the site itself. So, the challenge the data center space has at this moment is a shortage of equipment. We're fortunate right now we had an opportunity to take down 850 megawatts. That equipment is immediately available right now as we speak, and we're talking to a lot of folks that are interested in putting their names on that equipment right now.

Ed Woo

Great. Well, thank you for answering my questions and for all the information. I wish you guys good luck. Thank you.

Chuck Ferry

Okay. Appreciate it. Thank you.

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Operator

Next question here is from Nicoli Selcov of La Chupacabra Inc.. Please go ahead.

Nicoli Selcov

Hello. Can you hear me?

Chuck Ferry

Yeah, Nicoli, it's good to meet you. I don't think we've spoken to you before. Go ahead.

Nicoli

No, no, no, no. I actually -- first of all, let me start by saying, Chuck, you did an excellent presentation of the numbers, and the guy before you also did an excellent presentation. I think you guys both did an excellent presentation. I like your company. I was interested in two things. First of all, the Amtrak situation, right, so are we hoping to expand this in a more, how shall we say, quicker way? There's already Amtrak contracts, right? There's contracts with the United States government, kind of quasi government. Are we hoping to expand that quickly?

Chuck Ferry

Yeah, so, this -- the contract that we've had with Amtrak -- for everybody that's on the line, basically, Amtrak has unfortunately had delays with this particular project, but they've had delays with a lot of their projects. The challenge for Amtrak as a government organization has been that they are very well funded right this moment, and they're undertaking a lot of projects. Many of them are in very close proximity in the Northeast Corridor. And that, unfortunately, has had kind of some impacts to our particular installation at Secaucus, New Jersey. That being said, we do expect--

Nicoli

--Is it just a problem of, like -- okay, so let's say not the Northeast Corridor. Let's say -- well, there are other corridors, obviously. Do they not want to give you guys the Edge network reciprocity, I suppose, is the right word, like to allow you to utilize your Edge network to -- it's not a big deal. I mean, but it's like -- it's kind of a big deal. I mean, why not? Why not all of Amtrak runs on Duos?

Chuck Ferry

Yeah. I think what -- we kind of -- what's going on right now is, like I said, over the last year -- because we see Amtrak trains in some of our other portals here in the United States. So, really Amtrak has been kind of using our tool at those three other portals for the last year. This is very, very new technology to the railroads, quite frankly. And Amtrak has been very successful in kind of their initial test run. And so, we are actually in discussions to build additional portals on the larger Amtrak network right now.

Nicoli

That's great. That's great. That's fantastic. Also, you guys are based in Florida.

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Chuck Ferry

Yeah. That's correct. We're here in Jacksonville, Florida, yes.

Nicoli

(Inaudible) I was going to visit a part of Florida, but I don't know if it's near Jacksonville. So, those were all my questions. I think it's a great technology. I think you guys are building out a great network. You worked for a company that was the company and now is the company, and you're building out a technology, and I thought it was cool that you were building it out for Amtrak trains and certainly that you got the Northwest Corridor down. And I just -- I hope that you get all the other corridors down.

Chuck Ferry

Well, I appreciate your questions, Nicoli.

Nicoli

Yep.

Operator

Next question here is from Dan Weston from West Capital Management. Please go ahead.

Dan Weston

Yeah, hi. Good afternoon, guys, and congrats again on your agreement with Fortress. Some of the questions have been answered. If I could follow up, and I know you're limited in what you can say, but, Chuck, you mentioned that on the estimated $42 million over two years -- I guess I just wanted to understand, is that dependent on how many megawatts are deployed is how you'll get calculated your revenue stream?

Chuck Ferry

Yeah, that's part of it. At a broad level, again, we put together this business plan with -- and so we do that, where we generate a set of operational assumptions, and then we match, obviously, financial assumptions to that to build out the model. So -- and there's key activities that we'll conduct in that, one, we'll provide some I'll call it back-office services, but more importantly, we'll provide the supervision of maintenance of the assets and preparation of those assets for the deployment.

We'll supervise the installations and manage the installations of those assets on certain projects. And then, once the power is installed, we'll actually supervise and manage the operations and maintenance of those assets when they're actually producing power. So depending on when some of those key activities happen, in particular the installations, that can kind of cause the needle to kind of go up or down in that. And we know that based on our experience from running the assets before with APR.

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Dan Weston

Okay, okay. Fair. I think I get the gist of it. I'll wait till the deal closes and we can get more detail. You mentioned that you have a pipeline that's building in that business already. I think you said you have 35 potential opportunities. Is there a way that you can translate that into potential megawatts for those potential 35 opportunities?

Chuck Ferry

Yeah, I mean, if we were to address -- well, first off, we would be sold out. Just -- if we were able to, let's just say, pull down, let's just say five on the high side, maybe 10 of those opportunities, we would be sold out. So, I think the way we want to think about this is, look, we're starting off with this first tranche of 850 megawatts, but I think Duos with Fortress Investment Group, we'll look for other opportunities to expand that business, expand the amount of those assets in the overall value of the deal.

Dan Weston

Okay. Yeah, that's exactly where I was going. It seemed like you don't have enough megawatts, if you were going to calculate. Is there anything that you can share with us relating to what kind of margins you expect to generate from this particular agreement?

Chuck Ferry

I'd rather not talk about that right now. That's something that we've been kind of advised by counsel just to hold off until we get to the deal closing. And that'll be in the next 30 days, and we'll talk more about it in more detail about this whole thing here when we do that.

Dan Weston

Okay. Great stuff. A couple more, if I may.

Chuck Ferry

Sure.

Dan Weston

On the data center business, I wrote down, I thought you said something to the effect you expect to have 15 EDCs fully deployed by year-end next year and that you thought, you and Doug were coming up with ways that you may be able to accelerate that. Could you expound on that a little bit and what you have planned to accelerate that potential program?

Chuck Ferry

Yeah. So again, everybody, if you read a little bit about our business and Doug Recker in particular, Doug has a long history and experience in the data center sector. Doug and I are in discussions with a couple of hyperscalers that are interested -- very, very interested in using the experience that Doug has and the capabilities that we have to maybe accelerate the deployment of those Edge Data Centers. So, it would be probably in some sort of a partnership with some of the big hyperscalers out there. Again, those are, I would say, in discussions and really not able to kind of talk to them publicly, at least right not right now.

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Dan Weston

Okay. We'll follow up with you on that one. Also, relating to one of the previous questions, the company that Doug sold EdgePresence to Ubiquiti, I previously thought them to be a potential competitor to you. Now, you mentioned that they could be a potential partner for you. Can you expand a little on that potential partnership and why somebody like Ubiquiti would need a partner like Duos Edge AI?

Chuck Ferry

Yeah, we talked about the three. So, recently, we -- so, we acquired three additional Edge Data Centers that had already been manufactured, and that was actually a deal that we did with Ubiquiti. So Ubiquiti's Edge Data Center business had some additional undeployed Edge Data Centers. We got into a commercial discussion, and so they -- we kind of cut a deal where we took those three Edge Data Centers, and we'll deploy them in return for some longer-term consideration on those Edge Data Centers with Ubiquiti. So, it was kind of a win-win in this situation.

Again, we view them as a partner. At the same time, they could be a competitor. That's no different than in the power industry. You could potentially consider General Electric or Siemens or Pratt & Whitney as a partner. And then other days, depending on the opportunity, they're competing against you. So it's not really a whole lot different.

Dan Weston

Fair enough. I appreciate that. And then lastly, from my standpoint, could you give us any sense of what you're expecting, generally speaking, for subscription revenue generated from your Rail business in 2025?

Chuck Ferry

Yeah, so my CFO is telling me probably about $2 million to $3 million is what we currently have forecast right now for that.

Adrian Goldfarb

Just subscription.

Chuck Ferry

Just -- yeah, just for the railcar subscription business, about $2 million to $3 million, yeah.

Dan Weston

Got it. Okay. I'll follow up with you in a little while. Thanks, and congrats again. Looks like a wonderful deal.

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Chuck Ferry

Okay. We appreciate it. Thanks for the questions.

Operator

This concludes the question-and-answer session. I'd like to turn the floor back to Mr. Ferry for any closing comments.

Chuck Ferry

Okay. Well, again, we really appreciate everybody joining and again always appreciate the support from our Board of Directors and shareholders and everybody else that partners with us. So thank you again for joining us on today's call.

Operator

Before we conclude today's call, I'd like to provide Duos' Safe Harbor statement that includes important cautions regarding forward-looking statements made during this call.

This earnings call contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking terminologies such as believes, expects, may, will, should, anticipates, plans and their opposites or similar expressions are intended to identify forward-looking statements. We caution you that these statements are not guarantees of future performance or events and are subject to a number of uncertainties and risks and other influences, many of which are beyond our control, which may influence the accuracy of the statements and the projections upon which the statements are based and could cause Duos Technologies Group actual results to differ materially from those anticipated by future forward-looking statements. These risks and uncertainties include, but are not limited to, those described in Item 1A in Duos' Annual Report on Form 10-K, which is expressly incorporated herein by reference and other factors as may periodically be described in Duos' filings with the SEC.

Thank you for joining us today for Duo's Technologies second quarter 2024 -- I'm sorry -- third quarter 2024 earnings conference call. You may disconnect your lines at this time. Thank you again, and have a great day.

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